EXHIBIT 99.1
AMERICAN PACIFIC — News Release
Contact: Dana M. Kelley — (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www.apfc.com
AMERICAN PACIFIC REPORTS FISCAL 2009 THIRD QUARTER
RESULTS — REAFFIRMS FISCAL EARNINGS 2009 GUIDANCE
LAS VEGAS, NEVADA, August 4, 2009 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2009 third quarter ended June 30, 2009.
We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.
FINANCIAL SUMMARY
Quarter Ended June 30, 2009 Compared to Quarter Ended June 30, 2008
•	Revenues decreased $5.2 million, or 14%, to $31.5 million from $36.7 million.

•	Operating loss was $3.7 million compared to operating income of $2.4 million.

•	Adjusted EBITDA was $0.6 million compared to $6.6 million.

•	Net loss was $3.6 million compared to net income of $0.1 million.

•	Diluted loss per share was ($0.48) compared to diluted earnings per share of $0.02.
Nine Months Ended June 30, 2009 Compared to Nine Months Ended June 30, 2008
•	Revenues increased $1.6 million, or 1%, to $133.6 million from $132.0 million.

•	Operating income decreased to $6.0 million from $15.0 million.

•	Adjusted EBITDA decreased to $18.5 million from $28.7 million.

•	Net loss was $1.4 million compared to net income of $4.6 million.

•	Diluted loss per share was ($0.18) compared to diluted earnings per share of $0.61.
The condensed consolidated financial statements herein include the results of our recent acquisition of Marotta Holdings Limited (subsequently renamed Ampac ISP Holdings Limited), effective on October 1, 2008.
CONSOLIDATED RESULTS OF OPERATIONS
Revenues — For our fiscal 2009 third quarter, revenues decreased 14% to $31.5 million, reflecting an increase of 169% in Aerospace Equipment segment revenues, offset by decreases of 47% and 20% in Specialty Chemicals and Fine Chemicals revenues, respectively. For the nine months ended June 30, 2009, revenues increased 1% to $133.6 million, reflecting a 2% and 94% increase in Specialty Chemicals segment and Aerospace Equipment segment revenues, offset by a 12% decline in Fine Chemicals segment revenues.
See further discussion under Segment Highlights.
Cost of Revenues and Gross Margins — For our fiscal 2009 third quarter, cost of revenues was $24.2 million compared to $24.0 million for the prior fiscal year third quarter. The consolidated gross margin percentage was 23% and 35% for our fiscal 2009 and fiscal 2008 third quarters, respectively. For the nine months ended June 30, 2009, cost of revenues was $94.3 million compared to $85.2 million for the prior fiscal year nine-month period. The consolidated gross margin percentage was 29% and 35% for our fiscal 2009 and fiscal 2008 nine-month periods, respectively.
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Page 1 of Exhibit 99.1

One of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross margins from period to period is the change in revenue mix between our segments. The revenue contribution by each of our segments is indicated in the following table.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Fine Chemicals	50%	53%	51%	58%
Specialty Chemicals	20%	33%	31%	31%
Aerospace Equipment	29%	9%	16%	9%
Other Businesses	1%	5%	2%	2%

Total Revenues	100%	100%	100%	100%

In addition, consolidated gross margins for our fiscal 2009 periods reflect:
•	Consistent gross margins for our Specialty Chemicals and Aerospace Equipment segments for the fiscal 2009 nine-month period compared to the prior year nine-month period.

•	A decrease in Fine Chemicals segment gross margin percentage primarily due to manufacturing inefficiencies and volume declines.
See further discussion under Segment Highlights.
Operating Expenses — For our fiscal 2009 third quarter, operating expenses increased $0.5 million to $10.9 million from $10.4 million for the third quarter of the prior fiscal year primarily as a result of:
•	A $0.4 million decrease in Fine Chemicals segment incentive compensation, as a result of recording no incentive compensation in fiscal 2009.

•	An increase in Aerospace Equipment segment operating expenses primarily due to additional operating expenses of $0.7 million from the acquisition of AMPAC ISP Holdings.

•	A decrease in corporate expenses, primarily due to a decrease of $0.3 million in incentive compensation, as a result of recording no incentive compensation in fiscal 2009.

•	Other increases of $0.5 million.
For the nine months ended June 30, 2009, operating expenses increased $1.5 million to $33.3 million from $31.8 million for the nine months ended June 30, 2008 as a result of:
•	A $1.2 million decrease in Fine Chemicals segment incentive compensation, as a result of recording no incentive compensation in fiscal 2009.

•	A $0.8 million increase in Specialty Chemicals operating expenses primarily due to increases in employee benefit costs.

•	An increase in Aerospace Equipment segment operating expenses primarily due to additional operating expenses in the amount of $1.7 million from the acquisition of AMPAC ISP Holdings.

•	Consistent corporate expenses, primarily including increases in rent of $0.5 million, and increases in stock-based compensation of $0.4 million, offset by a decrease of $1.0 million in incentive compensation, as a result of recording no incentive compensation in fiscal 2009.

•	Other increases of $0.3 million.
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Page 2 of Exhibit 99.1

SEGMENT HIGHLIGHTS
Fine Chemicals Segment
Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiary Ampac Fine Chemicals LLC (“AFC”).
Quarter Ended June 30, 2009 Compared to Quarter Ended June 30, 2008
•	Revenues were $15.6 million compared to revenues of $19.7 million.

•	Operating loss of $0.8 million compared to operating income of $0.6 million.

•	Segment EBITDA was $2.5 million, or 16% of segment revenues, compared to Segment EBITDA of $3.7 million, or 19% of segment revenues.
Nine Months Ended June 30, 2009 Compared to Nine Months Ended June 30, 2008
•	Revenues were $67.8 million compared to revenues of $76.9 million.

•	Operating loss of $0.4 million compared to operating income of $9.4 million.

•	Segment EBITDA was $9.3 million, or 14% of segment revenues, compared to Segment EBITDA of $18.9 million, or 25% of segment revenues.
The decrease in Fine Chemicals segment revenues for the fiscal 2009 third quarter compared to the prior fiscal year third quarter is primarily due to a decrease in revenues from central nervous system products. The decrease results from a customer reducing its orders for the product until calendar year 2010.
For the nine months ended June 30, 2009, the decrease in Fine Chemicals segment revenues, compared to the prior fiscal year nine-month period, primarily reflects a decline in revenues from oncology products of 22% due to timing between the interim periods, and a decline in revenues from central nervous system products of 41% related to the aforementioned production deferral.
Our Fine Chemicals segment reported an operating loss of $0.8 million for the fiscal 2009 third quarter and $0.4 million for the nine months ended June 30, 2009, each representing a significant decline over the prior year periods. The decrease in operating income reflects:
•	A decrease in the gross margin percentage of approximately six points for the fiscal 2009 third quarter due to lower production volume and the related impact on gross margin due to less absorption of fixed manufacturing costs.

•	A decrease in gross margin percentage of approximately thirteen points for the nine months ended June 30, 2009. In addition to the factor that contributed to the gross margin decline in the fiscal 2009 third quarter, the fiscal 2009 year-to-date decline in gross margin percentage includes:
•	During the fourth quarter of fiscal 2008, we implemented a new process for a large-volume anti-viral product and experienced start-up difficulties that negatively impacted margins for this product for the first half of fiscal 2009. These factors, combined with price reductions, account for approximately eight points in the gross margin decline for the fiscal 2009 nine-month period.

•	A decrease in revenues for central nervous system products, including a price reduction for a large-volume product, account for approximately two points in the gross margin decline.

•	The remaining decline is attributed primarily to product mix.
•	A decrease in incentive compensation, classified as operating expenses, of $0.4 million for the fiscal 2009 third quarter and $1.2 million for the nine months ended June 30, 2009, each as compared to the prior year periods.
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Page 3 of Exhibit 99.1

Specialty Chemicals Segment
Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with perchlorates comprising 89% and 91% of Specialty Chemicals revenues in the fiscal 2009 and fiscal 2008 nine-month periods, respectively.
Quarter Ended June 30, 2009 Compared to Quarter Ended June 30, 2008
•	Revenues decreased to $6.3 million from $11.9 million.

•	Operating income was $0.6 million, or 9% of segment revenues, compared to $6.0 million, or 50% of segment revenues.

•	Segment EBITDA was $0.9 million, or 14% of segment revenues, compared to $6.3 million, or 53% of segment revenues.
Nine Months Ended June 30, 2009 Compared to Nine Months Ended June 30, 2008
•	Revenues increased to $40.9 million from $40.3 million.

•	Operating income was $16.5 million, or 40% of segment revenues, compared to $16.8 million, or 42% of segment revenues.

•	Segment EBITDA was $17.4 million, or 43% of segment revenues, compared to $19.2 million, or 48% of segment revenues.
The variances in Specialty Chemicals revenues reflect the following factors:
•	A 75% decrease in perchlorate volume and a 70% increase in the related average price per pound for the fiscal 2009 third quarter.

•	A 25% decrease in perchlorate volume and a 32% increase in the related average price per pound for the nine months ended June 30, 2009.

•	Sodium azide revenues increased $1.3 million for the nine-month period ended June 30, 2009.

•	Halotron revenues decreased $0.5 million for the nine-month period ended June 30, 2009.
The decreases in perchlorate volume for the fiscal 2009 third quarter and nine-month period reflect the timing of Grade I ammonium perchlorate (“AP”) orders among the fiscal 2009 quarterly periods. The average price per pound increased for the fiscal 2009 third quarter and nine-month period because we sold more specialized blend product than in the comparable prior fiscal year periods.
For the fiscal 2009 nine-month period, the greatest contribution to segment revenue was product for the Space Shuttle Reusable Solid Rocket Motor (“RSRM”) program. We currently expect annual demand for Grade I AP in fiscal 2009 to be consistent with fiscal 2008, and as a result, our fiscal 2009 fourth quarter is anticipated to reflect a significant volume and revenue increase over our fiscal 2009 third quarter. Increases in demand in fiscal 2009 for the Space Shuttle RSRM program, the Atlas V Solid Rocket Booster (“SRB”) program and the Guided Multiple Launch Rocket System (“MLRS”) program should offset declines from the completion in fiscal 2008 of the three-year Minuteman III propulsion replacement program.
Specialty Chemicals operating income was 9% of segment revenues, for the fiscal 2009 third quarter compared to 50% of segment revenues for the fiscal 2008 third quarter. This decrease is primarily due to lower perchlorate volume in the fiscal 2009 third quarter which affects operating margins in two ways. For the fiscal 2009 third quarter, perchlorates comprised 72% of Specialty Chemicals segment revenues compared to 89% in the prior year third quarter. The change in product mix to lower-margin azide and Halotron products was the primary contributor to a twenty-two point reduction in Specialty Chemicals segment gross margins. The remaining decline in operating income as a percentage of segment revenues is primarily attributed to the effect of having relatively fixed general and administrative expenses with lower gross profit than the prior year period.
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Page 4 of Exhibit 99.1

For the fiscal 2009 nine-month period, Specialty Chemicals segment operating income was 40% of revenues compared to 42% for the prior year nine-month period. Gross margin as a percentage of revenues was consistent between the nine-month periods. Operating expenses increased $0.8 million primarily due to increases in employee benefit costs.
Aerospace Equipment Segment
Our Aerospace Equipment segment reflects the operating results of our wholly-owned subsidiary Ampac-ISP Corp. (“ISP”) and its wholly-owned subsidiaries.
Effective October 1, 2008, we completed the acquisition of Marotta Holdings Limited (subsequently renamed Ampac ISP Holdings Limited) and its wholly-owned subsidiaries (collectively “AMPAC ISP Holdings”). Combined with our existing Aerospace Equipment operations in Westcott, U.K, these operations constitute AMPAC ISP Europe.
Quarter Ended June 30, 2009 Compared to Quarter Ended June 30, 2008
•	Revenues increased 169% to $9.1 million from $3.4 million.

•	Operating income was $0.4 million compared to an operating loss of $0.3 million.

•	Segment EBITDA was $0.8 million compared to ($0.3) million.
Nine Months Ended June 30, 2009 Compared to Nine Months Ended June 30, 2008
•	Revenues increased 94% to $22.0 million from $11.4 million.

•	Operating income was $1.6 million compared to $0.2 million.

•	Segment EBITDA was $2.6 million, or 12% of segment revenues, compared to $0.4 million, or 4% of segment revenues.
For the nine months ended June 30, 2009, Aerospace Equipment segment revenues increased $10.6 million due to both organic growth and the AMPAC ISP Holdings acquisition. AMPAC ISP Holdings contributed $4.0 million in revenues. The remainder of the revenue increase is primarily attributed to this segment’s U.S. operations which experienced success in the latter part of fiscal 2008 with new contract awards. This improvement in backlog resulted in revenue increases in the fiscal 2009 periods.
The improvement in operating income for each of the fiscal 2009 periods is largely a function of the higher revenue levels which contributed more gross margins to cover general and administrative expenses. General and administrative expenses have increased during the 2009 periods, but at a slower rate than the revenue growth.
AMPAC ISP Holdings contributed segment EBITDA of approximately $0.4 million for the fiscal 2009 nine-month period.
CAPITAL AND LIQUIDITY HIGHLIGHTS
Liquidity — As of June 30, 2009, we had cash balances of $25.0 million and no cash borrowings against our $20.0 million revolving credit line. In addition, we were in compliance with the various covenants contained in our credit agreements.
Operating Cash Flows — Operating activities provided cash of $11.3 million for our fiscal 2009 nine-month period compared to $21.1 million for the prior fiscal year nine-month period, resulting in a decrease of $9.8 million.
Significant components of the change in cash flow from operating activities include:
•	A decrease in cash provided by Adjusted EBITDA of $10.2 million.
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Page 5 of Exhibit 99.1

•	An increase in cash used for working capital accounts of $6.0 million, excluding the effects of interest and income taxes.

•	A decrease in cash taxes paid of $4.3 million.

•	An increase in cash used for environmental remediation of $0.2 million.

•	Other increases in cash provided by operating activities of $2.3 million.
The increase in cash used for working capital accounts is primarily due to an increase in working capital requirements to support the revenue growth of our Aerospace Equipment segment.
We consider these working capital changes to be routine and within the normal production cycle of our products. The production of certain fine chemical products requires a length of time that exceeds one quarter. Therefore, in any given quarter, accounts receivable, work-in-progress inventory or deferred revenues can increase or decrease significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.
For fiscal 2009, the Company does not anticipate paying federal income taxes based on the anticipated reduction in income and the affects of timing difference in expense deductions. As a result, cash tax requirements are significantly reduced in fiscal 2009 compared to fiscal 2008.
Other increases in cash provided by operating activities primarily reflect the timing of contributions to our defined benefit pension plans.
Investing Cash Flows —
•	Capital expenditures decreased by $3.7 million in the fiscal 2009 nine-month period as compared to prior fiscal year nine-month period.

•	Cash used for acquisition of business reflects the purchase of AMPAC ISP Holdings for $7.1 million, net of cash acquired of $0.4 million.
OUTLOOK
We are reaffirming our most recent earnings guidance for fiscal 2009. We expect consolidated revenues for fiscal 2009 of at least $193.0 million and Adjusted EBITDA to range from $29 million to $32 million. We are anticipating our capital expenditures for fiscal 2009 to be approximately $10.0 million.
The low end of the range of our fiscal 2009 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $16.0 million, interest expense of $10.8 million, share-based compensation expense of $0.7 million and income taxes of $0.5 million to estimated net income of $1.0 million.
INVESTOR TELECONFERENCE
We invite you to participate in a teleconference with our executive management covering our fiscal 2009 third quarter financial results. The investor teleconference will be held Tuesday August 4, 2009 at 1:30 p.m., Pacific Daylight Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing (973) 582-2852 between 1:15 and 1:30 p.m., Pacific Daylight Time. Please reference conference ID# 21992691. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Financial’s First Call Events. A link to the webcast and the earnings release is available at our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.
RISK FACTORS/FORWARD-LOOKING STATEMENTS
Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the
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Page 6 of Exhibit 99.1

statement regarding one of the significant factors that will affect our consolidated gross margins in the future, the statement regarding expected consolidated revenues for fiscal 2009 and expected Adjusted EBITDA, the statement regarding anticipated capital expenditures, statements regarding our beliefs about future demand for, and related volume of and revenue from sales of, AP, in particular Grade I AP, statements regarding our working capital changes and future variations, statements regarding anticipated federal income tax payments and related cash tax requirements, and statements in the “Outlook” section of this earnings release. Words such as “anticipate”, “expect”, “should”, “may”, “can” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its expectations will be achieved. Actual results may differ materially from future results or outcomes expressed or implied by forward-looking statements set forth in the release due to risks, uncertainties and other important factors inherent in the Company’s business. Factors that might cause actual results to differ include, but are not limited to, the following:
•	We depend on a limited number of customers for most of our sales in our Specialty Chemicals, Aerospace Equipment and Fine Chemicals segments and the loss of one or more of these customers could have a material adverse effect on our financial position, results of operations and cash flows.

•	The inherent limitations of our fixed-price or similar contracts may impact our profitability.

•	The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply could reduce our profitability and liquidity.

•	A significant portion of our business depends on contracts with the government or its prime contractors and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental liabilities.

•	Although we have established an environmental reserve for remediation activities in Henderson, Nevada, given the many uncertainties involved in assessing environmental liabilities, our environmental-related risks may from time to time exceed any related reserves.

•	For each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments, most production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liability.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

•	Each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•	Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.

•	A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.

•	The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.
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•	We may be subject to potential liability claims for our products or services that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

•	We are subject to strong competition in certain industries in which we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

•	The inherent volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

•	A loss of key personnel or highly skilled employees could disrupt our operations.

•	We may continue to expand our operations in part through acquisitions, which could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•	If we are unable to generate sufficient cash flow to service our debt and fund our operating costs, our liquidity may be adversely affected.

•	Significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our estimates of pension obligations, which in turn could affect future funding requirements and related costs and impact our future earnings.

•	Our shareholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary and intellectual property rights may be violated, compromised, circumvented or invalidated, which could damage our operations.
Readers of this earnings release are referred to our Annual Report on Form 10-K for the year ended September 30, 2008, our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2008 and March 31, 2009, and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results for the quarter and nine-month period ended June 30, 2009 and cash flows for the nine-month period ended June 30, 2009 are not necessarily indicative of the results that will be achieved for future periods.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals, specialty chemicals and propulsion products within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. AMPAC also designs and manufactures liquid propulsion systems, valves and structures for space and missile defense applications. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.
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Page 8 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues	$31,490	$36,740	$133,554	$131,977
Cost of Revenues	24,227	23,990	94,260	85,188

Gross Profit	7,263	12,750	39,294	46,789
Operating Expenses	10,915	10,377	33,295	31,824

Operating Income (Loss)	(3,652)	2,373	5,999	14,965
Interest and Other Income, Net	28	575	70	1,221
Interest Expense	2,683	2,682	8,061	8,073

Income (Loss) before Income Tax	(6,307)	266	(1,992)	8,113
Income Tax Expense (Benefit)	(2,752)	138	(627)	3,489

Net Income (Loss)	$(3,555)	$128	$(1,365)	$4,624

Earnings (Loss) per Share:
Basic	$(0.48)	$0.02	$(0.18)	$0.62
Diluted	$(0.48)	$0.02	$(0.18)	$0.61

Weighted Average Shares Outstanding:
Basic	7,483,000	7,452,000	7,482,000	7,442,000
Diluted	7,483,000	7,607,000	7,482,000	7,594,000
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Page 9 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Consolidated Balance Sheets
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	June 30,	September 30,
	2009	2008

ASSETS
Current Assets:
Cash and Cash Equivalents	$24,968	$26,893
Accounts Receivable, Net	27,495	27,445
Inventories	44,242	40,357
Prepaid Expenses and Other Assets	1,639	3,392
Income Taxes Receivable	1,967	1,804
Deferred Income Taxes	6,697	6,859

Total Current Assets	107,008	106,750
Property, Plant and Equipment, Net	115,242	118,608
Intangible Assets, Net	4,106	3,013
Goodwill	3,152	—
Deferred Income Taxes	14,026	13,849
Other Assets	10,292	9,193

TOTAL ASSETS	$253,826	$251,413

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$8,246	$10,554
Accrued Liabilities	4,703	5,526
Accrued Interest	4,125	1,650
Employee Related Liabilities	5,737	6,917
Income Taxes Payable	12	111
Deferred Revenues and Customer Deposits	8,283	3,091
Current Portion of Environmental Remediation Reserves	1,412	996
Current Portion of Long-Term Debt	213	254

Total Current Liabilities	32,731	29,099
Long-Term Debt	110,105	110,120
Environmental Remediation Reserves	11,879	13,282
Pension Obligations	16,551	15,692
Other Long-Term Liabilities	589	258

Total Liabilities	171,855	168,451

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock — $1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $0.10 par value; 20,000,000 shares authorized, 9,550,541 and 9,523,541 issued	955	952
Capital in Excess of Par Value	88,999	88,496
Retained Earnings	14,591	15,956
Treasury Stock - 2,045,950 and 2,045,950 shares	(17,175)	(17,175)
Accumulated Other Comprehensive Loss	(5,399)	(5,267)

Total Shareholders’ Equity	81,971	82,962

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$253,826	$251,413

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Page 10 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Cash Flow
(Unaudited, Dollars in Thousands)

	Nine Months Ended
	June 30,
	2009	2008

Cash Flows from Operating Activities:
Net Income (Loss)	$(1,365)	$4,624
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and amortization	11,971	12,472
Non-cash interest expense	473	478
Share-based compensation	474	90
Excess tax benefit from stock option exercises	—	(244)
Deferred income taxes	(14)	(447)
Loss (Gain) on sale of assets	52	(418)
Changes in operating assets and liabilities:
Accounts receivable, net	2,284	3,800
Inventories	(4,847)	(10,924)
Prepaid expenses and other current assets	1,792	(1,766)
Accounts payable	(2,780)	(1,312)
Income taxes	(262)	1,158
Accrued liabilities	(1,034)	(1,011)
Accrued interest	2,475	2,438
Employee related liabilities	(1,298)	(384)
Deferred revenues and customer deposits	3,567	15,488
Environmental remediation reserves	(987)	(757)
Pension obligations, net	859	(199)
Other	(8)	(1,945)

Net Cash Provided by Operating Activities	11,352	21,141

Cash Flows from Investing Activities:
Capital expenditures	(6,312)	(10,027)
Acquisition of business, net of cash acquired	(6,725)	—

Net Cash Used by Investing Activities	(13,037)	(10,027)

Cash Flows from Financing Activities:
Payments of long-term debt	(272)	(208)
Issuances of common stock, net	32	387
Excess tax benefit from stock option exercises	—	244
Purchases of treasury stock	—	(193)

Net Cash Provided (Used) by Financing Activities	(240)	230

Net Change in Cash and Cash Equivalents	(1,925)	11,344
Cash and Cash Equivalents, Beginning of Period	26,893	21,426

Cash and Cash Equivalents, End of Period	$24,968	$32,770

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AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Operating Segment Data:
Revenues:
Fine Chemicals	$15,644	$19,654	$67,766	$76,920
Specialty Chemicals	6,299	11,942	40,940	40,278
Aerospace Equipment	9,085	3,380	21,977	11,350
Other Businesses	462	1,764	2,871	3,429

Total Revenues	$31,490	$36,740	$133,554	$131,977

Segment Operating Income (Loss):
Fine Chemicals	$(752)	$621	$(370)	$9,426
Specialty Chemicals	552	5,998	16,481	16,768
Aerospace Equipment	417	(330)	1,571	248
Other Businesses	(215)	341	164	340

Total Segment Operating Income	2	6,630	17,846	26,782
Corporate Expenses	(3,654)	(4,257)	(11,847)	(11,817)

Operating Income (Loss)	$(3,652)	$2,373	$5,999	$14,965

Depreciation and Amortization:
Fine Chemicals	$3,281	3,115	$9,625	9,505
Specialty Chemicals	324	302	951	2,392
Aerospace Equipment	378	60	1,032	156
Other Businesses	3	3	9	9
Corporate	115	155	354	410

Total Depreciation and Amortization	$4,101	$3,635	$11,971	$12,472

Segment EBITDA (a):
Fine Chemicals	$2,529	$3,736	$9,255	$18,931
Specialty Chemicals	876	6,300	17,432	19,160
Aerospace Equipment	795	(270)	2,603	404
Other Businesses	(212)	344	173	349

Total Segment EBITDA	3,988	10,110	29,463	38,844
Less: Corporate Expenses, Excluding Depreciation	(3,539)	(4,102)	(11,493)	(11,407)
Plus: Share-based Compensation	169	37	474	90
Plus: Interest and Other Income (Expense), Net	28	575	70	1,221

Adjusted EBITDA (b)	$646	$6,620	$18,514	$28,748

Reconciliation of Net Income (Loss) to Adjusted EBITDA (b):
Net Income (Loss)	$(3,555)	$128	$(1,365)	$4,624
Add Back:
Income Tax Expense (Benefit)	(2,752)	138	(627)	3,489
Interest Expense	2,683	2,682	8,061	8,073
Depreciation and Amortization	4,101	3,635	11,971	12,472
Share-based Compensation	169	37	474	90

Adjusted EBITDA	$646	$6,620	$18,514	$28,748

(a)	Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization.

(b)	Adjusted EBITDA is defined as net income (loss) before income tax expense (benefit), interest expense, depreciation and amortization, share-based compensation and environmental remediation charges (if any).
Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income (loss) from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our revolving credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
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Page 12 of Exhibit 99.1